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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                  Introduction

      This Stock Purchase Agreement, dated as of February 24, 1998 is by and among Paul J. Smith (the "Shareholder"), Progressive Software, Inc., a North Carolina corporation (the "Corporation"), Tridex Corporation, a Connecticut corporation ("Tridex"), and Tridex NC, Inc., a North Carolina corporation and a wholly owned subsidiary of Tridex (the "Buyer").

                                   Background

      The Shareholder owns all of the issued and outstanding capital stock of the Corporation. The Shareholder desires to sell, and the Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Corporation (the "Shares") for the Purchase Price, pursuant to the terms and conditions set forth in this Agreement.

                                   Agreements

      IT IS MUTUALLY agreed by the parties hereto as follows:

      I.    Definitions and Construction.

      1.1 In addition to the other definitions set forth herein, when used in this Agreement, the following terms have the meanings set forth below:

            "Agreement" means this Agreement.

            "Affiliate(s)" means, with respect to any person, any other person controlling, controlled by or under common control with such person. In this context, "control" means the possession, directly or indirectly, of the power to direct the management and policies of such person, whether by contract or through the ownership of voting securities, membership interests, beneficial interests or otherwise.

            "Audited Closing Balance Sheet" means the audited balance sheet of the Corporation prepared in accordance with GAAP as at the Closing Date, to be audited by the Corporation's accountants, McGaladrey & Pullen, LLP ("McGaladrey & Pullen"), and verified by the Buyer's accountants, Price Waterhouse, LLP ("Price Waterhouse"), as set forth in Section 5.4.

            "Balance Sheet" means the balance sheet of the Corporation as at December 31, 1997, which is included in the Financial Statements.

            "Balance Sheet Date" means December 31, 1997.

            "Buyer" see Introduction.

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            "Closing" means the taking of the actions required to consummate the sale of the Shares by the Shareholder and the purchase of the Shares by the Buyer pursuant to this Agreement.

            "Closing Date" see Section 11.1.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Corporation" see Introduction.

            "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities, together with all reasonable attorneys' fees and expenses, incurred in connection with the foregoing.

            "Deficiencies" means a final determination by a Governmental Authority that additional taxes are due.

            "Employee Program" see Section 6.26.

            "Escrow Amount" means Five Hundred Thousand Dollars ($500,000), subject to increase pursuant to Section 3.1.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Financial Statements" means those financial statements prepared in accordance with GAAP for the year ended December 31, 1996, which were audited by McGaladrey & Pullen, LLP, the Corporation's independent public accountants, those financial statements prepared in accordance with GAAP for the year ended December 31, 1995, which were audited by Arthur Andersen, LLP, the Corporation's independent public accountants for the year ended December 31, 1995, as well as unaudited financial statements for the year ended December 31, 1997 prepared in accordance with GAAP (except for the absence of footnotes and normal, recurring audit adjustments) by the Corporation, copies of which are attached as Schedule
6.5. The Financial Statements for the year ended December 31, 1997 attached as part of Schedule 6.5 are unaudited as of the date hereof but will be audited and delivered to Buyer prior to Closing.

            "GAAP" means generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor, as in effect on the date of this Agreement.

            "Governmental Authority" means all agencies, authorities, bodies, boards, commissions, institutions, legislatures and offices of any nature whatsoever for any governing unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or hereafter in existence.

            "Hazardous Materials" see Section 6.30.

            "Inventories" see Section 6.10.

            "Leased Properties" means the real properties leased by the Corporation.


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            "Legal Requirements" means all statutes, laws, rules, regulations, orders, judgments, decrees, permits and contracts of any Governmental Authority including, but not limited to, those relating to employment of labor (for example, ERISA, equal opportunity, occupational safety and health, worker adjustment and retraining, wages, hours and the payment of Social Security and similar taxes), protection of the environment (for example, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., the Federal Water Pollution Control Act, the Federal Clean Air Act and state equivalents, including M.G.L. c. 21C and 21 E), all building, zoning, health, fire and safety codes and laws imposing taxes or other forms of payment to Governmental Authorities.

            "Liens" means pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

            "Ordinary Course of Business" means the usual and customary way in which the Corporation has conducted its business in the past year.

            "Parties" means the Shareholder, the Corporation, Tridex and the Buyer.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Selling Parties" means the Shareholder and the Corporation.

            "Shareholder" see Introduction.

            "Taxes" means all taxes, fees, assessments, levies, duties and similar charges imposed by any Governmental Authority, together with all interest, penalties, fines and other additions imposed in respect thereof, including, without limitation, all income, corporate excise tax, gains, real property gains, profits, gross receipts, payroll, employment, social security (and similar), disability, health, hospitalization, unemployment compensation, worker's compensation, Pension Benefit Guaranty Corporation, severance, windfall profits, environmental, license, occupation, customs, imposts, capital stock, franchise, ad valorem, excise, sales, use, transfer, registration, value added, alternative minimum, add-on minimum, successor, withholding and estimated taxes or other charges.

            "Tax Returns" means all original and amended returns, declarations, certifications, statements, notices, elections, estimates, reports, claims for refund and information returns relating to or required to be filed or maintained in connection with any Tax, together with all schedules and attachments thereto.

            "Treasury" means the United States Department of Treasury.

      1.2 In this Agreement, unless the context otherwise requires:

            (a) The words "hereby," "hereof," "hereto," "herein," "hereunder" and any similar words refer to this Agreement; the word "hereafter" means after the date of this Agreement, and the word "heretofore" means before the date of this Agreement.


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            (b) The word "person" refers to partnerships (including limited partnerships and limited liability partnerships), corporations, limited liability companies, governmental entities, trusts, other legal entities, and natural persons.

            (c) References to the "knowledge," the "best knowledge of," "have no knowledge of" or "do not know of" and similar phrases mean (i) in the case of a natural person, the particular fact was actually known, or not actually known, as the context requires, to such person after reasonable investigation and inquiry by such person, and (ii) in the case of the Corporation, means the knowledge or best knowledge of the persons whose names are listed on Schedule 1.2.

      1.3. Section and subsection titles are for convenience of reference only and are not to be considered in the interpretation or construction of any of the provisions hereof.

      II.   Purchase and Sale of Shares.

      2.1 Subject to the terms and conditions set forth in this Agreement, at the Closing, the Shareholder will sell and transfer the Shares to the Buyer and the Buyer will purchase the Shares from the Shareholder.

      III.  Purchase Price.

      3.1 The purchase price payable by the Buyer (the "Purchase Price") in consideration for the transfer of the Shares shall be Forty Eight Million Five Hundred Thousand Dollars ($48,500,000), subject to adjustment as provided in
Article V. At least two business days before the Closing Date, the Corporation shall deliver to the Buyer and Tridex its unaudited income statement (the "Interim Income Statement") and unaudited balance sheet (the "Interim Balance Sheet") for the period ending on the Friday before the Closing Date. If Working Capital (as defined in Section 5.1) calculated on the basis of the Interim Balance Sheet is less than Eight Million Three Hundred Fifty Thousand Dollars ($8,350,000), then the Escrow Amount shall be increased to equal the difference between the Required Working Capital (as defined in Section 5.1) and the Working Capital calculated on the basis of the Interim Balance Sheet.

      3.2 In accordance with the 338(h)(10) election, to be made under Section
8.14 hereof, the Parties shall establish and agree upon the modified aggregate deemed sales price, as defined under applicable Treasury regulations (the "MADSP"), at which the assets of the Corporation are deemed to have been sold pursuant to the Section 338(h)(10) election, and the allocation of the MADSP among the assets of the Corporation. The allocation of the MADSP among the assets of the Corporation shall be made by the Parties in accordance with
Section 338 of the Code and applicable Treasury regulations. The Parties agree to file their federal income tax returns, including Treasury Form 8023A, consistent with such allocation.

      IV.   Payment of Purchase Price.

      4.1 At the Closing, Buyer shall:

      (a) deliver to the Shareholder a certificate representing Seven Hundred Fourteen Thousand (714,000) shares (the "Tridex Shares") of common stock, no par value, of Tridex ("Tridex Common Stock") subject to reduction as follows: (i) if the number of shares, or warrants or other securities convertible or exercisable to obtain shares, of Tridex Common Stock


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that Tridex is required to provide in connection with subordinated debt financing obtained by Tridex or the Buyer to fund the transaction hereunder (the "Sub Debt Financing Shares") exceeds 336,000, then the number of the Tridex Shares to be delivered to the Shareholder shall be reduced by the remainder (the "Excess Shares") of (A) the number of Sub Debt Financing Shares, minus (B) 336,000; and (ii) the Closing Cash Payment shall include an amount of cash equal to (A) the number of Excess Shares, multiplied by (B) Seven Dollars ($7.00) (the "Excess Shares Value"); and

      (b) pay, by wire transfer, an amount in cash (the "Closing Cash Payment") equal to (i) the Purchase Price (including the Excess Shares Value, if any) minus (ii) the number of Tridex Shares delivered pursuant to Section 4.1(a) multiplied by Seven Dollars ($7.00), minus (iii) the Escrow Amount. The Escrow Amount shall be paid by the Buyer at Closing to Hinckley, Allen & Snyder (the "Escrow Agent"), who shall hold such funds in an escrow account (the "Escrow Account") pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement").

      V.    Purchase Price Adjustments.

      5.1   Working Capital Defined.

      The Purchase Price agreed to by the Parties assumes that the Working Capital of the Corporation on the Closing Date shall equal Eight Million Eight Hundred Fifty Thousand Dollars ($8,850,000) ("Required Working Capital"). "Working Capital" shall mean the sum of the following amounts, all determined as of the Closing Date: (i) the Corporation's Inventories valued at the lower of cost (determined on a first-in, first-out basis) or market value (meaning the Corporation's market in the ordinary course of its business) in accordance with GAAP; (ii) the Corporation's accounts receivable (excluding loans or advances to employees or the Shareholder), less an appropriate allowance for bad debts, returns, discounts and other customer allowances computed in accordance with GAAP, minus (iii) the Corporation's trade payables and current accrued liabilities computed in accordance with GAAP (excluding any deferred revenue currently estimated at $1,000,000 attributable to the Software License Agreement between the Corporation and McDonald's Corporation dated August 31, 1997), which shall include, without limitation, professional expenses, insurance, payroll, commissions, sales, use and other taxes, utilities and other similar expenses.

      5.2   Adjustment for Working Capital.

      (a) If the amount of the Working Capital as shown on the Audited Closing Balance Sheet (the "Actual Working Capital") is greater or lesser than the Required Working Capital, there shall be an increase or decrease, respectively, in the Purchase Price equal to the amount of the difference between the Actual Working Capital and the Required Working Capital (the "Working Capital Adjustment").

      (b) If the Actual Working Capital is greater than the Required Working Capital, then, subject to Section 5.4, (i) the Buyer shall pay to the Shareholder the amount of the Working Capital Adjustment; and (ii) the Escrow Agent shall release the balance of the Escrow Account to the Shareholder on or before ten (10) business days after the expiration of the Review Period (as defined in Section 5.4(c)).


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      (c) If the Actual Working Capital is less than the Required Working
Capital and the Working Capital Adjustment is less than the Escrow Amount, then, subject to Section 5.4, prior to expiration of the Review Period, Buyer shall notify the Escrow Agent and the Shareholder and make a written claim for that portion of the Escrow Amount that is equal to the Working Capital Adjustment.

      (d) If the Actual Working Capital is less than the Required Working Capital and the Working Capital Adjustment is greater than the Escrow Amount, then, subject to Section 5.4, prior to expiration of the Review Period, Buyer shall notify the Escrow Agent and the Shareholder and make a written claim for the return of all of the Escrow Amount.

      5.3   Adjustment for Cash on Hand.

            After the adjustment for Working Capital pursuant to Section 5.2, the Purchase Price shall be increased, subject to Section 5.4(d), by the amount of the Corporation's cash on hand and in accounts, as set forth on the Audited Closing Balance Sheet.

      5.4   Procedure for Payment of Adjustments.

            (a) The adjustment to the Purchase Price for Working Capital specified in Section 5.2(a) shall be determined based upon the Audited Closing Balance Sheet. The costs incurred for preparing the Audited Closing Balance Sheet shall be borne by the Shareholder.

            (b) The Selling Parties and the Buyer agree that each will cooperate with the other so that the Audited Closing Balance Sheet is completed no later than sixty (60) days after the Closing Date. The Shareholder shall cause McGaladrey & Pullen (i) to provide access to and, upon request, copies of its working papers and otherwise to cooperate with Price Waterhouse during and after the preparation of the Audited Closing Balance Sheet, and (ii) to complete the Audited Closing Balance Sheet as soon as practicable after the Closing Date.

            (c) Upon completion, the Audited Closing Balance Sheet (and the audited income statement prepared in conjunction therewith) shall be provided to the Shareholder, the Buyer, Tridex and the Escrow Agent. The Buyer shall have no more than sixty (60) days from the date of its receipt of the Audited Closing Balance Sheet (the "Review Period") to review the Audited Closing Balance Sheet with its own accountants, Price Waterhouse. Tridex will cause Price Waterhouse to complete its review as soon as practicable after receipt of the Audited Closing Balance Sheet. The Shareholder and the Corporation agree that the Audited Closing Balance Sheet shall present fairly in all material respects the financial condition of the Corporation at the Closing Date in conformity with GAAP, in a manner consistent with the balance sheet included in the December 31, 1997 audited Financial Statement and, in consideration thereof, Tridex and the Buyer agree that the Buyer and Price Waterhouse may challenge the Audited Closing Balance Sheet only on the basis that it has not been so prepared.

            (d) If the Buyer has any disagreements with the Audited Closing Balance Sheet then, prior to the expiration of the Review Period, the Buyer shall notify the Shareholder and the Escrow Agent in writing of such disagreements, setting forth the amount and basis for such disagreement. If the Buyer and the Shareholder cannot resolve the disagreement regarding the Audited Closing Date Balance Sheet, such disagreement shall be subject to arbitration pursuant to Section 5.4(f).


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            (e) If the Buyer has made a claim pursuant to Section 5.2(c) or (d)
to all or a portion of the Escrow Amount, the Shareholder shall have ten (10) days after the Buyer's notice to deliver to the Escrow Agent and the Buyer an objection in writing to such claim. If the Shareholder does not object to the claim, the amount of the claim shall be paid to the Buyer by the Escrow Agent, and the Shareholder shall pay to the Buyer the amount, if any, by which the Working Capital Adjustment exceeds the Escrow Amount . If the Shareholder objects to the claim, such objection shall be subject to arbitration pursuant to
Section 5.4(f).

            (f) Disputed matters described in Sections 5.4(d)-(e) shall be submitted by the Shareholder and the Buyer, together with their respective accountants, to Ernst & Young, LLP (the "Arbitrator") for binding arbitration. The Shareholder and the Buyer agree that the decision of the Arbitrator with respect to such matters shall be binding on them and the Escrow Agent and not subject to further review. The professional fees and expenses of the Arbitrator shall be borne by the Shareholder if their decision confirms that Buyer is entitled to receive (by Purchase Price reduction or otherwise) an amount equal to at least one-half of the amount claimed by Buyer. Otherwise, such fees and expenses shall be paid by Buyer.

      5.5   Reduction for Liabilities Other Than Trade Payables.

      In addition to any adjustments made to the Purchase Price based on the difference between the Required Working Capital and the Actual Working Capital, the Purchase Price shall be reduced by the total amounts due to third parties from the Corporation for indebtedness and other liabilities and obligations of the Corporation, as set forth on the Audited Closing Balance Sheet, subject to
Section 5.4, including but not limited to any indebtedness under the Inventory and Working Capital Financing Agreement effective August 1, 1997 between the Corporation and IBM Credit Corporation (the "IBM Credit Agreement"), but excluding trade payables and current accrued liabilities already excluded from the calculation of Actual Working Capital pursuant to Section 5.1(iii).

      VI.   Representations and Warranties of Selling Parties.

      The Selling Parties jointly and severally represent and warrant to Tridex and the Buyer that:

      6.1   Corporate Status.

            The Corporation is duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to own its properties and to carry on the business now owned and carried on by it. The Corporation has all requisite corporate power and authority to execute and deliver this Agreement. Except as set forth on Schedule 6.1, the Corporation is qualified to do business in all states where its business requires it to be so qualified except in such states where the failure to so qualify would not have a material adverse effect on the Corporation's business or financial condition. A complete list of all states where the Corporation is so qualified, maintains an office or owns property is set forth on Schedule 6.1.

      6.2   Capitalization and Shareholder.

            The authorized capital stock of the Corporation is set forth on
Schedule 6.2. The Shares constitute all of the outstanding shares of capital stock of the Corporation. All of the


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Shares are validly issued, fully paid and nonassessable and free of preemptive rights, and there are no outstanding subscriptions rights, options, calls, puts, rights, warrants, convertible securities, purchase rights or other agreements, contracts or commitments obligating the Corporation to issue or to transfer from its treasury any additional capital shares. Except as specified above, there are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to the stock of the Corporation. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or transferability of the capital stock of the Corporation.

      6.3   Ownership of Shares.

            The Shareholder owns all of the Shares free and clear of all liens, encumbrances, security interests, claims, restrictions, or rights of any third parties. There are no holders of shares of stock in the Corporation other than the Shareholder.

      6.4   Subsidiaries.

            The Corporation does not have any subsidiaries.

      6.5   Financial Statements.

            True, correct and complete copies of the Financial Statements have been or, in the case of the audited Financial Statements for the year ended December 31, 1997, prior to the Closing will have been, delivered to the Buyer and attached hereto as Schedule 6.5. The Financial Statements have been prepared in accordance with GAAP (subject in the case of the unaudited Financial Statements for the year ended December 31, 1997, to the absence of footnotes and normal, recurring audit adjustments), and fairly present the financial position of the Corporation as at the respective dates of the balance sheets included in the Financial Statements and the results of its operations for the respective periods indicated.

      6.6   Absence of Changes.

            Except as disclosed in Schedule 6.6, since the Balance Sheet Date, there has not been any:

            (a) transaction by the Corporation except in the Ordinary Course of Business;

            (b) capital expenditure exceeding $ 50,000 or contract entered into for the purchase of any capital asset having a cost in excess of $ 50,000;

            (c) material adverse change in the financial condition, liabilities, assets or business of the Corporation;

            (d) destruction, damage to or loss of any asset (whether or not covered by insurance) that materially and adversely affects the financial condition or business of the Corporation;

            (e) loss of a key employee, labor dispute, strike or work stoppage or other event or condition of any character that materially and adversely affects the financial condition, business or assets of the Corporation;


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            (f) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Corporation;

            (g) revaluation of the Corporation's material assets;

            (h) declaration, setting aside or payment of a dividend or other distribution in respect to the capital shares of the Corporation (except as permitted under Section 8.8), or any direct or indirect redemption, repurchase or other acquisition by the Corporation of the Corporation's capital shares;

            (i) increase in the salary or other compensation payable or to become payable to any of the Corporation's officers, directors or the Shareholder, or the declaration, payment or obligation for the payment of a bonus or other additional salary or compensation to any such person;

            (j) sale or transfer of any asset of the Corporation, except in the Ordinary Course of Business;

            (k) amendment or termination of any material contract, agreement or license to which the Corporation is a party, except in the Ordinary Course of Business;

            (l) loan by the Corporation to any person or entity, or guaranty of any loan;

            (m) mortgage, pledge or other encumbrance of any asset of the Corporation;

            (n) waiver or release of any material right or claim of the Corporation, except in the Ordinary Course of Business;

            (o) other event or condition of any character that has or that might reasonably be expected to have a material adverse effect on the financial condition, business or assets of the Corporation;

            (p) issuance or sale of any capital shares of the Corporation, or issuance of any other securities by the Corporation;

            (q) any litigation, arbitration or other legal proceeding commenced by or against the Corporation;

            (r) any agreement, the performance of which will result in any of the things described in the preceding clauses (a) through (q); or

            (s) action taken by the Selling Parties that has or that would likely result in a revocation of the Corporation's status as an S-Corporation within the meaning of Section 1361(a) of the Code.

      6.7   Absence of Undisclosed Liabilities.


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            The Corporation has no debt, liability or obligation of any nature, whether accrued, absolute or contingent, and whether due or to become due, that is not reflected or reserved against in the Balance Sheet except for those that are disclosed in Schedule 6.7.

      6.8   Tax Returns and Audits.

            (a) Returns. All Tax Returns required to have been filed by the Corporation have been timely filed (taking into account duly granted extensions), and are true, correct and complete in all material respects. Except as disclosed in Schedule 6.8(a), (i) the Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return, and
(ii) no claim has ever been made by any Governmental Authority in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to taxation by that jurisdiction.

            (b) Taxes. All Taxes of the Corporation which have become due (without regard to any extension of the time for payment and whether or not shown on any Tax Return), have been paid. Schedule 6.8(b) sets forth a list of the names and addresses of all Governmental Authorities with the power to assess a tax upon the Corporation, the business or the assets of the Corporation, and sets forth the nature of such taxes including, without limitation, sales, income, property, excise, use and franchise. The Corporation has withheld and paid over all Taxes required to have been withheld and paid over and has complied with all information reporting and back-up withholding requirements relating to Taxes. There are no liens with respect to Taxes on any of the assets of the Corporation, other than liens for Taxes not yet due and payable or for Taxes disclosed in Schedule 6.8(b) that are being contested in good faith through appropriate proceedings.

            (c) Deficiencies, Proceedings, Waivers. No Deficiencies exist or have been asserted or, to the best of the Selling Parties' knowledge, are expected to be asserted (verbally or in writing), with respect to Taxes of the Corporation, and the Corporation has not received notice nor, to the best of the Selling Parties' knowledge, does it expect to receive notice (verbally or in writing), that the Corporation has not filed a Tax Return or paid all Taxes required to be filed or paid by them. Except as disclosed on Schedule 6.8(c), no audit, examination, investigation, action, suit, claim or proceeding relating to the determination, assessment or collection of any Tax of the Corporation is currently in process, pending or, to the best of the Selling Parties' knowledge, threatened (verbally or in writing). Except as disclosed in Schedule 6.8(a), no waiver or extension of any statute of limitations relating to the assessment of collection of any Tax of the Corporation is in effect. There are no outstanding requests for rulings with any Governmental Authority relating to Taxes of the Corporation.

            (d) Tax Sharing Arrangements, Liability for Others' Taxes. The Corporation is not and has never been (i) a party to any tax sharing agreement or arrangement (formal or informal, verbal or in writing), or (ii) a member of an affiliated group of corporations (within the meaning of Code Section 1504) filing a consolidated federal income Tax Return, or any similar group under analogous provisions of other law.

            (e) Returns Furnished, Tax Attributes. The Corporation has delivered to the Buyer true and complete copies of all federal, state, local and foreign income Tax Returns filed by the Corporation for 1994, 1995 and 1996, together with all related examination reports, statements of deficiencies and closing and other agreements. Schedule 6.8(c) indicates which, if


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any, of such returns have been, or currently are, the subject of any audit, examination or other Tax proceeding.

            (f) Elections, Special Status. The Corporation: (i) has not filed a consent under Code Section 341(f) concerning collapsible corporations; (ii) has not made any payments, obligated itself to make any payments or become a party to any agreement that under any circumstance could obligate it or any successor or assignee to make any payments that are not or will not be deductible under Code Section 280G or that would be subject to excise Tax under Code Section 4999; (iii) is not a "foreign person" as defined in Code Section 1445(f)(3);
(iv) is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (v) does not own and has not owned any interest in any "controlled foreign corporation" as defined in Code Section 957 or "passive foreign investment company" as defined in Code Section 1296;
(vi) is not and has not been a party to any agreement or arrangement for which partnership Tax Returns are required to be filed; (vii) does not own any asset that is subject to a "safe harbor lease" within the meaning of Code Section 168(f)(8), as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982; (viii) does not own any "tax-exempt use property" within the meaning of Code Section 168(h) or "tax exempt bond financed property" within the meaning of Code Section 168(g)(5); and (ix) has not agreed to and is not required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

            (g) Tax Liability in Financial Statements. The liabilities (including deferred taxes) shown for Taxes, interest and penalties in the Financial Statements as of the Balance Sheet Date and to be included on the Audited Closing Date Balance Sheet are and will be adequate accruals and have been and will be accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended December 31, 1996 and take into account net operating losses, investment credits and other carryovers for periods ended prior to the Closing Date.

            (h) S-Corporation Status. The Corporation is an S-Corporation within the meaning of Section 1361(a) of the Code and has been an S-Corporation since it commenced operations in 1994. The Corporation is currently, has been at all times since electing to be taxed as an S-Corporation and will at all times from the execution hereof through the Closing be in compliance with all of the requirements applicable to qualifying for and maintaining eligibility as an S-Corporation under the Code, including, without limitation, those restrictions applicable to the number, type and status of shareholders and classes of stock. The Corporation has not made, nor prior to the Closing will it make or enter into any agreement or understanding to make any distribution on account of stock which is at all disproportionate to the interests of the Shareholders in such Corporation.

      6.9   Real Property.

            (a) Schedule 6.9 contains a complete and accurate description of each parcel of real property leased to the Corporation (the "Leased Properties"). Copies of all the leases listed in Schedule 6.9 (the "Leases") have been provided to the Buyer and are valid and in full force, and there does not exist any default or event that, with notice or passage of time, or both, would constitute a default under any of the Leases.

            (b) The Corporation does not own or hold a fee or any other interest in any real property except as set forth on Schedule 6.9.

            (c) To the best of the Selling Parties' knowledge, the zoning of each of the Leased Properties described in Schedule 6.9 permits the presently existing improvements and the continuation of the business presently being conducted on Leased Property. The Corporation has not commenced, nor has the Shareholder or the Corporation received notice of the commencement of, any proceeding that would affect the present zoning classification of any of the Leased Properties. To the best of the Selling Parties' knowledge, the Corporation does not occupy any real property in violation of any building, zoning or other law, ordinance, regulation or order relating to the development, improvement, use or occupancy of real property.

      6.10  Inventories.

            The inventories shown on the Balance Sheet or existing at the date hereof (the "Inventories") of the Corporation consist of items of a quality and quantity useable and salable by the Corporation in the Ordinary Course of Business. Except as disclosed in Schedule 6.10, all items included in the Inventories are the property of the Corporation, except for those shown on the Balance Sheet which have been sold or disposed of in the Ordinary Course of Business since the Balance Sheet Date; and for each of these sales, either the purchaser has made full payment, or the purchaser's liability to make payment is reflected in the books of the Corporation. Schedule 6.10 contains a complete and accurate list of each location of Inventories. Except as disclosed in Schedule 6.10, no items included in the Inventories have been pledged as collateral or are held by the Corporation on consignment from others. The Inventories shown on the Balance Sheet are based on quantities determined by physical count or measurement, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value. The Inventories shown on the Audited Closing Balance Sheet will be based on quantities determined by physical count or measurement, taken at the Corporation's warehouse and other facilities in New Jersey and North Carolina within three (3) days of Closing.

      6.11  Other Tangible Personal Property.

            The books and records of the Corporation contain a complete and accurate description of all machinery and equipment and all other material tangible personal property owned by the Corporations and used in connection with its business. Except as disclosed in Schedule 6.11, no personal property used by the Corporation in connection with its business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is other than owned by and in the possession and under the control of the Corporation. Copies of any leases, security agreements or other documents listed on Schedule 6.11 have been provided to Buyer and are valid and in full force, and there does not exist any default or event that, with notice or passage of time, or both, would constitute a default under any of such leases, security agreements or other documents. The tangible personal property reflected in those books and records and on Schedule 6.11 constitutes all such tangible personal property necessary for the conduct by the Corporation of the business.

      6.12  Accounts Receivable.

            Schedule 6.12 to this Agreement contains a complete and accurate schedule of the accounts receivable of the Corporation as at December 31, 1997, together with an accurate aging of such accounts receivable. All those accounts receivable, and all accounts receivable of the Corporation arising thereafter, arose from valid sales in the Ordinary Course of Business.

      6.13  Intellectual Property.

            (a) Schedule 6.13(a) contains a complete and accurate list of all trademarks, patents and patent applications, trade names, and registered copyrights, computer programs and software owned by the Corporation or in which it has an interest by license, agreement, common law or otherwise and, to the extent recorded in any form, inventions, processes, discoveries, ideas, designs, formulas, trade secrets, know-how, concepts, writings or other works used by the Corporation in and required for the conduct of its business (collectively, the "Listed Intellectual Property"). Schedule 6.13(a) indicates each instance in which an item of Listed Intellectual Property is licensed to or otherwise not owned exclusively by the Corporation and the nature of the Corporation's interest in such item. To the knowledge of the Corporation and the Shareholder, no third party is engaged in any activity not duly authorized by the Corporation which would constitute an infringement of any Listed Intellectual Property or any inventions, processes, discoveries, ideas, designs, formulas, trade secrets, know-how, concepts, writings or other works which are used in and material to the operation of the Corporation's business (collectively, together with the Listed Intellectual Property, the "Intellectual Property"). There are no claims or proceedings pending or, to the knowledge of the Corporation or Shareholder, threatened against the Corporation, nor are there facts or circumstances known to the Corporation or the Shareholder which could provide the basis for asserting, that the Corporation has, is or was infringing any patent, trademark, trade name or other intellectual property rights of any third party.

            (b) The Corporation has provided or made available Buyer with true and correct copies of all contracts, agreements, assignments, security interests, letters patent, copyright and trademark registrations and applications therefor and other documents relating to Intellectual Property of the Corporation. Schedule 6.13(b) is a true and accurate list of such contracts, agreements, assignments, security interests, letters patent, copyright and trademark registrations and applications therefor (other than Employee IP Agreements, as defined in Section 6.13(c)).

            (c) Except as described in Schedule 6.13(c), the Corporation has obtained from all employees, officers, directors, consultants, contractors, agents and others who have contributed to or participated in the conception and development of computer software, hardware, point-of-sale systems or Intellectual Property of the Corporation or who have received copies of or participated in the creation of source code, drawings, plans or specifications of the Corporation, a written agreement acknowledging the Corporation's ownership thereof (or assigning all rights therein to the Corporation) and agreeing to maintain the confidentiality of all such material (the "Employee IP Agreements"). The form of such Employee IP Agreement is attached as Schedule 6.13(c). None of the former or current members of management or key personnel of the Corporation, including all former and current employees, agents, consultants, contractors and others who have contributed to or participated in the conception and development of computer software, hardware, point-of-sale systems or other Intellectual Property of the Corporation has asserted or threatened in writing any claim against the Corporation or any of its subsidiaries in connection with the involvement of such persons in the conception and development of any computer software, hardware, point-of-sale systems or other Intellectual Property of the Corporation and to the best knowledge of the Shareholder and the Corporation no basis exists for any such claim.

            (d) (i) Except as set forth on Schedule 6.13(a) or (b), the Corporation owns the entire right, title and interest in and to the Listed Intellectual Property and none of the Intellectual Property owned by the Corporation is subject to any outstanding orders, decrees, judgments, stipulations, claims or settlements specifically applicable to the Corporation by name or as a party, nor is any item of such Intellectual Property subject to any option, lease, covenant, condition, agreement (written or oral), Lien, or other claim or restriction.

                  (ii) Except as set forth in Schedule 6.13(b) the Corporation has not granted any license and rights to any other Person with respect to any Intellectual Property owned by the Corporation.

                  (iii) Except as set forth in Schedule 6.13(b), there are no contracts in effect for the conversion, modification or enhancement of software licensed or sold by the Corporation. Except as set forth in Schedule 6.13(b), there are no marketing agreements or other arrangements, including but not limited to value-added reseller, distributor or sales agent, for the direct or indirect marketing of the Corporation's products.

                  (iv) Except as listed in Schedule 6.13(d), all royalties owed under any licenses to or by the Corporation for the period up to and including the Closing have been paid and there exists no default by the Corporation or, to the Corporation's knowledge, by any other party under the terms of said licenses and no event has occurred which, upon the passage of time or the giving of notice, or both, would result in any event of default by the Corporation or, to the Selling Parties' knowledge, by any other party to any license or prevent the Corporation from exercising and obtaining the benefits of any rights of the Corporation contained therein other than those which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business or results of operation of the Corporation.

            (e) Other than as set forth in Schedule 6.13(e):

                  (i) there is no suit, claim, action, investigation or proceeding pending or, to the best knowledge of the Selling Parties, threatened that the Corporation is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property and, to the best knowledge of the Selling Parties, there is no basis for any such suit, claim, action, investigation or proceeding;

                  (ii) to the best knowledge of the Selling Parties, no person is infringing on or otherwise violating any right of the Corporation with respect to any Intellectual Property owned by, licensed to and/or otherwise used by the Corporation;

                  (iii) the execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation, breach or default (with or without notice or lapse of time or both) under, or give rise to any right, license or Lien relating to, Intellectual Property owned by the Corporation or with respect to which the Corporation now has or has had any license or other agreement with any third party, or any right of termination, cancellation or acceleration of any material Intellectual Property right or obligation set forth in any license or other agreement to which the Corporation is a party, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Intellectual Property or right;

                  (iv) no licenses or rights have been granted to distribute the source code of, or to use the source code to create Derivative Works (as hereinafter defined) of, any product currently marketed by, commercially available from or under development by the Corporation; and

                  (v) the Corporation has taken reasonable and necessary steps to protect its Intellectual Property and its rights thereunder; to the best knowledge of the Selling Parties, no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Corporation.

      As used herein "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

      6.14  Title to and Condition of Assets.

            The Corporation has good and marketable title to all assets, whether real, personal, mixed, tangible or intangible, owned and currently used by it in the conduct of its business (including, without being limited to, all assets referred to or reflected in the Balance Sheet) free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions or restrictions, except for (a) those disclosed on
Schedule 6.14 to this Agreement; (b) the lien of current taxes not yet due and payable; and (c) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, or materially impair the business operations of the Corporation. All of the material tangible personal property of the Corporation is in good operating condition and repair, ordinary wear and tear excepted. The Corporation is in possession of all of the Leased Properties. Other than as set forth on Schedule 6.14 neither the Shareholder, nor any officer or director of the Corporation, nor any spouse or child of any of the foregoing persons nor, to the best knowledge of the Shareholder, any employee of the Corporation, has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Corporation or any Intellectual Property licensed by the Corporation. The assets (i) reflected on the Balance Sheet, (ii) acquired after the Balance Sheet Date or (iii) set forth on Schedule 6.11 constitute all assets and property necessary for the operation of the Business.

      6.15  Customers and Distributors; Suppliers.

            (a) Schedule 6.15(a) sets forth any customer, customer representative or distributor (whether pursuant to a commission, royalty or other arrangement) who accounted for more than 5% of the sales of the Corporation for either the year ended December 31, 1997 or the year ended December 31, 1996 (collectively, the "Customers and Distributors"). No Customer or Distributor has given notice to the Corporation of its intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Corporation or to decrease materially or limit its services, supplies or materials to the Corporation or its usage, purchase or distribution of the services or products of the Corporation.

            (b) Schedule 6.15(b) sets forth a true and complete list of all suppliers of the Corporation to whom it made payments aggregating $100,000 or more during each of the years ended December 31, 1997 and December 31, 1996, showing, with respect to each, the name, address and dollar volume involved.

      6.16  Insurance Policies.

            Schedule 6.16 contains a list of all insurance policies held by the Corporation concerning its business and properties, including the type and amount of coverage and the annual premium. The Corporation has maintained and now maintains in full force and effect (a) insurance on all of its assets and business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (b) insurance protection against all liabilities, claims and risks against which it is customary to insure, both with respect to the amount and nature of the coverage. True and correct copies of all insurance policies have been provided to Buyer.

      6.17  Other Contracts.

            Except for the agreements listed in Schedule 6.17, copies of which have been furnished to the Buyer, the Corporation is not a party to, nor is any of the Corporation's property bound by, any distributor's or manufacturer's or sales representative or agency agreement, any output or requirements agreement, any agreement not entered into in the Ordinary Course of Business, any loan agreement, indenture, mortgage, lease or guaranty agreement, or any other material agreement that is unusual in nature, duration or amount. To the knowledge of the Selling Parties, there is no default or event that, with notice or passage of time, or both, would constitute a default by any party to any of these agreements. The Corporation has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. To the knowledge of the Selling Parties, the Corporation is not a party to, nor is any of the Corporation's property bound by, any agreement that is materially adverse to the business, properties or financial condition of the Corporation.

      6.18  Compliance with Laws.

            (a) The Corporation has complied with all Legal Requirements, the consequences of a violation of which could have a material adverse effect on its operations, and with all orders, judgments and decrees of any tribunal under applicable Legal Requirements.

            (b) The Corporation has not directly or indirectly paid or delivered any fee, commission or other money or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, that is in any manner related to the business or operations of the Corporation and that the Shareholder or the Corporation knows or has reason to believe to have been illegal under any Federal, state or local law of the United States or any other country having jurisdiction. The Corporation has not participated, directly or indirectly, in any boycott or other similar practice affecting any of its actual or potential customers.

      6.19  Litigation.

            Except as disclosed in Schedule 6.19, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation pending or, to the best of the Selling Parties' knowledge, threatened against, involving or affecting the Corporation or any of its business, assets or financial condition. The matters set forth in Schedule 6.19, if decided adversely to the Corporation, will not result in a material adverse change in the business, assets or financial condition of the Corporation. The Shareholder or the Corporation has furnished or made available to the Buyer relevant court papers and other documents relating to the matters set forth in
Schedule 6.19. The Corporation is not in default with respect to any order, writ, injunction or decree of any Federal, state, local, or foreign court, department, agency or instrumentality. Except as set forth in Schedule 6.19, the Corporation is not presently engaged in any legal action to recover moneys due or on account of damages sustained which affect the Corporation, its business assets or financial condition.

      6.20  Agreement Will Not Cause Breach or Violation.

            Except as set forth as Schedule 6.20, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a default or an event that, with notice or passage of time, or both, would be a default, breach or violation of the certificate of incorporation or bylaws of the Corporation, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, or other agreement, instrument or arrangement to which the Shareholder or the Corporation is a party or by which they or any of their property are bound; (b) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Corporation; or (c) the creation or imposition of any Lien, on any of the properties of the Corporation.

      6.21  Authorization and Validity.

            Each of the Corporation and the Shareholder has the full corporate or individual power, legal capacity and authority to execute, deliver and perform its obligations under this Agreement and the other agreements contemplated hereby to which the Corporation or the Shareholder is a party, and to consummate the transactions contemplated hereby. Upon execution of this Agreement and the other agreements contemplated hereby to which the Corporation or the Shareholder is a party, such agreements shall constitute the legal and binding obligations of the Corporation and the Shareholder, as the case may be, and shall be enforceable against each of them in accordance with their terms, subject to general principles of equity, applicable bankruptcy, insolvency, moratorium and similar laws and principles of public policy which may limit enforcement.

      6.22  Interest in Customers, Suppliers and Competitors.

            Except as disclosed in Schedule 6.22, neither the Shareholder, nor any other officer or director of the Corporation, nor any spouse or child of any of the foregoing persons, has any direct or indirect interest (other than the beneficial ownership of not more than one percent (1%) of the outstanding equity securities of a publicly traded issuer) in any competitor, supplier or customer of the Corporation, or in any person from whom or to whom the Corporation leases any real or personal property, or in any other person with whom the Corporation is doing business.

      6.23  Corporation's Documents.

            The Shareholder and the Corporation have furnished to the Buyer for examination true, correct and complete (a) copies of the certificate of incorporation and bylaws of the Corporation; (b) copies of all of the Corporation's corporate records with respect to all proceedings, consents, actions and meetings of the shareholders and board of directors of the Corporation as in existence on the date hereof. The Shareholder is the only person to whom the Corporation has ever issued any shares of capital stock.

      6.24  Personnel; Employee Matters.

            (a) Employee Census. Schedule 6.24(a)(i) contains a complete current employee census, listing the name, position, exempt or non-exempt status, employment date, age, current compensation, three-year compensation history, benefit plan participation and geographic location. Schedule 6.24(a)(ii) contains a complete and accurate list of all employees who are currently on leave of absence or receiving workers' compensation or disability benefits and whom the Corporation expects to return to work, as well as a complete and accurate list of all former employees who are currently receiving severance benefits or continuation of medical insurance coverage under COBRA, with a description and the date of expiration of such severance benefits.

            (b) Cash Compensation. Schedule 6.24(b) contains a complete and accurate description of (i) all increases in cash compensation including, without limitation, wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Corporation earning Thirty Thousand Dollars ($30,000) or more annually during the current and immediately preceding fiscal year of the Corporation and (ii) any promised increases in Cash Compensation to such employees that have not yet been effected.

            (c) Compensation Plans. Schedule 6.24(c) contains a complete and accurate list of all compensation plans or arrangements (the "Compensation Plans") sponsored by the Corporation or to which the Corporation contributes on behalf of its employees, other than Employee Programs listed in Schedule 6.26. The Compensation Plans include, without limitation, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards and stock ownership or stock options. The Corporation has provided the Buyer a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan.

            (d) Employment Agreements. Schedule 6.24(d) contains a complete and accurate list of all employment agreements (the "Employment Agreements") to which the Corporation is a party with respect to its employees. The Employment Agreements include, without limitation, all temporary employee agreements and non-competition agreements. The Corporation has provided the Buyer a copy of each written Employment Agreement and a written description of each unwritten Employment Agreement.

            (e) Employee Policies and Procedures. Schedule 6.24(e) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Corporation. The

Corporation has provided the Buyer a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures.

            (f) Unwritten Amendments. To the best of the Selling Parties' knowledge, no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Employment Agreement or Employee Policies and Procedures.

            (g) Labor Compliance.

                  (i) Except as set forth in Schedule 6.24(g), the Corporation
(A) has been and is in compliance with all material laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and (B) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.

                  (ii) The Corporation has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, or disability in its employment conditions or practices.

                  (iii) There are no (A) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or disability discrimination charges or complaints pending or, to the best of the Selling Parties' knowledge, threatened, against the Corporation before any Federal, state or local court, board, department, commission or agency, nor does any basis therefor exist or (B) existing or, to the best of the Selling Parties' knowledge, threatened, labor strikes, disputes, grievances, controversies or other labor troubles affecting the Corporation nor, to the best of the Selling Parties' knowledge, does any basis therefor exist.

            (h) Unions. The Corporation has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Corporation are represented by any union, labor organization or collective bargaining unit. To the best knowledge of the Corporation, the employees of the Corporation have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

            (i) Aliens. To the best of the Selling Parties knowledge, all employees of the Corporation are citizens of, or are authorized to be employed in, the United States. The Corporation has complied fully with all applicable laws, rules and regulations of Governmental Authority requiring new employees to provide proof of United States citizenship or employment authorization.

      6.25  Powers of Attorney/Bank Accounts.

            Schedule 6.25 contains a list of (i) the names and addresses of all persons holding a power of attorney on behalf of the Corporation; and (ii) the names and addresses of all banks or other financial institutions in which the Corporation has an account, deposit or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits, or to have access to these boxes.

      6.26  Employee Programs.

            (a) Schedule 6.26 sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) by the Corporation at any time during the three (3) year period ending on the date hereof.

            (b) Each Employee Program which has been maintained by the Corporation and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination, notification, opinion or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose such qualification under the applicable Code section.

            (c) Except as otherwise disclosed on Schedule 6.26, there has not been any failure of any party to comply with any laws applicable to or the terms of any Employee Programs that have been maintained by the Corporation, except for any failures to comply that, individually or in the aggregate, would not have a material adverse effect on the properties, financial condition, operations or prospects of the Corporation. With respect to any Employee Program now or heretofore maintained by the Corporation, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or, to the best of the Selling Parties' knowledge, other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Corporation or any ERISA Affiliate (as defined below). No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best of the Selling Parties' knowledge, threatened, with respect to any such Employee Program.

            (d) Neither the Corporation nor any ERISA Affiliate of the Corporation has ever maintained any Employee Program subject to Title IV of ERISA.

            (e) Except as otherwise disclosed on Schedule 6.26, with respect to each Employee Program maintained by the Corporation within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to the Buyer: (i) all documents embodying or governing such Employee Program and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof;
(ii) the most recent IRS determination, notification, opinion or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9) and any applications for determination or approval subsequently filed with the IRS;
(iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

            (f) The Corporation has not made any written or, to the best knowledge of the Shareholder, oral representations to its employees inconsistent with the written description of any Employee Program maintained by the Corporation as of the date hereof.

            (g) There are no unfunded obligations under any Employee Program providing benefits after termination of employment to any employee or former employee of the corporation (or to any beneficiary or dependent of any employee or former employee), including, but not limited to, retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

            (h) For purposes of this Section 6.26:

                  (i) "Employee Program" means (a) all employee benefit plans within the meaning of ERISA Section 3(3) including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) that are not subject to ERISA. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                  (ii) an entity "maintains" an Employee Program if such entity sponsors, contributes to or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                  (iii) an entity is an "ERISA Affiliate" of the Corporation for purposes of this Section 6.26 if it would have ever been considered a single employer with the Corporation under ERISA Section 4001(b) or part of the same "controlled group" as the Corporation for purposes of ERISA Section 302(d)(8)(c).

            6.27  Millennium Capability; Status of Debugging.

            (a) For purposes of this Section 6.27, software will be "Millennium Capable" if it will accurately process Date Data without error or interruption caused by such Date Data, where dates are before, after and during December 31, 1999, the year 2000 and subsequent years, including, but not limited to, recognizing the year 2000 as a leap year, providing correct results when moving backwards and forwards between the 20th and 21st century, and functioning without error or interruption related to or caused by such Date Data. "Date Data" means any information relating to dates expressed in days, months and calendar years.

            (b) The Corporation's software product known as the Intelligent Restaurant Information System (IRIS), when used in conjunction with the Windows-NT operating system, and in accordance with the Corporation's other specifications for such software, including without limitation those specifications related to hardware, is Millennium Capable.

            (c) Except as set forth on Schedule 6.27(c), the Corporation's software product known as Sophisticated Multi-Unit Advanced Restaurant Technology ("SMART"), when used in conjunction with the DOS operating system and in accordance with the

Corporation's other specifications for such software is Millennium Capable. No representation or warranty is made pursuant to this Section 6.27(c) regarding the capability of the SMART software to prevent any error or interruption related to Date Data which is caused by hardware, operating system software or other computer system components not included in the existing SMART installations and sold by the Corporation.

      6.28  Consents.

            Except as set forth on Schedule 6.28, no consent, authorization, approval, permit or license (each a "Consent") of, or filing with, any Governmental Authority, any lessor, lender or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Selling Parties.

      6.29  Adverse Agreements.

            The Corporation is not a party to any agreement or instrument, or subject to any charter or other corporate restriction, or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as the Corporation can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities or business of the Corporation.

      6.30  Environmental Matters.

            (a) Except as used in compliance with Environmental Law and as set forth in Schedule 6.30, (i) the Corporation has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of by the Corporation at any site presently or formerly owned, operated, leased, or used by the Corporation, or, to the Selling Parties' knowledge, has ever come to be located in the soil or groundwater at any such site; (iii) to the Selling Parties' knowledge, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Corporation for treatment, storage, or disposal at any other place; (iv) there are no underground storage tanks on the premises of the Corporations' headquarters facility in Charlotte, North Carolina and, to the Selling Parties' knowledge, the Corporation does not presently own, operate, lease, or use, nor has the Corporation previously owned, operated, leased, or used any other site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any Governmental Entity on the property which includes the Corporation's Charlotte, North Carolina headquarters and, to the Selling Parties' knowledge, no lien has ever been imposed by an Governmental Entity on any other property, facility, machinery, or equipment owned, operated, leased, or used by the Corporation in connection with the presence of any Hazardous Material.

            (b) Except as set forth in Schedule 6.30 hereto, (i) the Corporation has no liability under, nor has the Corporation ever violated in any material respect, any Environmental Law (as defined below); (ii) the property which includes the Corporation's Charlotte, North Carolina headquarters is presently in compliance and, to the Selling parties' knowledge, any other property owned, operated, leased, or used by the Corporation and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws and no capital expenditure will be required to maintain such compliance; (iii) the

Corporation has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law (as defined below); and (iv) neither the Corporation nor the Shareholder has any reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

            (c) Except as set forth in Schedule 6.30, the property which includes the Corporation's Charlotte, North Carolina headquarters does not contain and, to the Selling Parties' knowledge, no other site owned, operated, leased, or used by the Corporation contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (pcbs) or equipment containing pcbs, or any urea formaldehyde.

            (d) For purposes of this Section 6.30: (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental laws, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, existing as of the date hereof; and (iv) "the Corporation" shall mean and include the Corporation, its predecessors and all other entities for whose conduct the Corporation is or may be held responsible under any Environmental Law.

      6.31. Warranty and Related Matters. There are no product liability, warranty or other similar claims against the Corporation existing or, to the knowledge of the Selling Parties, threatened in writing, alleging that any of its products or services are defective or fail to meet any product or service warranties except as disclosed in Schedule 6.31. The Corporation has not received notice of any statements, citations, correspondence or decisions by any Governmental Entity stating that any product manufactured, marketed or distributed at any time by the Corporation (the "Corporation Products") is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There is no (a) latent or overt design, manufacturing or other defect known to the Selling Parties in any Product or (b) liability for warranty or other claim or return with respect to any Corporation Product except in the ordinary course of business consistent with the past experience of the Corporation for such kinds of claims and liabilities; provided, however, that this Section 6.31 shall not apply to any matter related to Date Data.

      6.32  Full Disclosure.

            None of the representations and warranties made herein by the Selling Parties, or made in any certificate delivered pursuant to this Agreement, furnished or to be furnished by them or on their behalf, contain or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

      VI.   A. Investment Representations and Warranties of Shareholder.

      6A.1  Tridex Shares Restricted.

      Shareholder understands that the Tridex Shares to be issued to Shareholder will, until registered pursuant to the Registration Rights Agreement, be restricted and that:

      (a) the Tridex Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the laws of any other jurisdiction and are being sold in reliance upon an exemption from such registration. The Tridex Shares cannot be sold or transferred by Shareholder unless they are subsequently registered under applicable law or an exemption from registration is available. Except as set forth in the Registration Rights Agreement, neither Tridex nor Buyer is required to register the Tridex Shares nor to make any exemption from registration available; and

      (b) Shareholder's right to sell or transfer Tridex Shares will be restricted as set forth herein, and the certificates representing the Tridex Shares may bear a legend, which includes restrictions against sale or transfer in violation of applicable securities laws, and which requires that Shareholder furnish an opinion of counsel that any proposed sale or transfer will not violate such laws and other restrictions and requirements.

      6A.2  Information Provided to Shareholder.

      Shareholder has: (a) been furnished with all documents and information concerning Tridex which he has requested; (b) had the opportunity to ask questions and receive answers from Tridex concerning the Tridex Shares and to obtain any additional information necessary to verify the accuracy of the information furnished; and (c) relied only on the foregoing information and documents in determining to make an investment in the Tridex Shares.

      6A.3  Accredited Investor Status.

      Shareholder is an "accredited investor," as defined in Rule 501 under the Securities Act, and is acquiring the Tridex Shares for his own account and not on behalf of any other person, and is acquiring the Tridex Shares for investment purposes only, and not with a view to resale or distribution thereof. Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in Tridex. Shareholder recognizes that the information furnished by Tridex does not constitute investment, accounting, legal or tax advice. Shareholder is relying on his own professional advisers, if any, for such advice. Shareholder recognizes that an investment in the Tridex Shares involves substantial risks and has determined that the Tridex Shares are a suitable investment.

      VII.  Representations and Warranties of Tridex and Buyer.

      Tridex and the Buyer jointly and severally represent and warrant to the Shareholder that:

      7.1   Corporate Status; Authorization; Consents.

      (a) Each of Tridex and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;
(b) each of Tridex and the Buyer has the full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements contemplated hereby to which it is a party, and to consummate the transactions contemplated hereby; (c) upon execution of this Agreement and the other agreements contemplated hereby to which Tridex or the Buyer is a party, this Agreement and such other agreements shall constitute the legal and binding obligations of Tridex or the

Buyer, as the case may be; (d) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Tridex or the Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

      7.2   SEC Reports and Financial Statements.

      Tridex has filed with the SEC, and has heretofore made available to Shareholder, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act or the Securities Act (such forms, reports, schedules, statements or schedules included therein, are referred to as the "Tridex SEC Documents"). The Tridex SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent that information contained in any Tridex SEC Document has been revised or superseded by a subsequently filed Tridex Filed SEC Document (as defined in Section 7.3) (a copy of which has been made available to Shareholder prior to the date hereof), none of the Tridex SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Tridex included in the Tridex SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Tridex and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

      7.3   Absence of Certain Changes or Events.

      Except as disclosed in the Tridex SEC Documents filed and publicly available prior to the Closing (the "Tridex Filed SEC Documents"), since December 31, 1996, Tridex and its subsidiaries have conducted their respective business only in the ordinary course, and there has not been (i) any material adverse change with respect to Tridex, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, repurchase or other acquisition of any of its capital stock,
(iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Tridex or
(v) any material change in accounting methods, principles or practices by Tridex.

      7.4   No Undisclosed Liabilities.

      Except as and to the extent set forth in the Tridex Filed SEC Documents, neither Tridex nor any of its subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be reasonably expected to have a material adverse effect on Tridex.

      VIII. Selling Parties' Obligations before Closing.

            From the date of this Agreement until the Closing, the Selling Parties agree that:

      8.1   Access to Premises and Information.

            Tridex, the Buyer and their counsel, accountants and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to the Corporation. The Shareholder will furnish or cause to be furnished to Tridex, the Buyer and their representatives all data and information concerning the business, finances and properties of the Corporation that are reasonably requested by Tridex, Buyer or their representatives.

      8.2   Conduct of Business in Ordinary Course.

            The Corporation will diligently conduct its affairs in the Ordinary Course of Business, and will not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that will vary materially from those methods used by the Corporation during the twelve (12) month period ending on the date of this Agreement. The obligations set forth in this section include, but are not limited to, the specific obligations set forth hereafter in this Article VIII.

      8.3   Preservation of Business and Relationships.

            The Corporation will use its best efforts to preserve its business organization intact, to keep available to the Corporation its present officers and employees and to preserve the Corporation's present relationships with suppliers, customers and others having material business relationships with the Corporation.

      8.4   Maintenance of Corporate and Tax Status.

            The Corporation will not (a) amend its certificate of incorporation or bylaws; (b) issue any shares of capital stock; (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury;
(d) take any action that would likely result in a revocation of its status as a S-Corporation within the meaning of Section 1361(a) of the Code; or (e) agree to do any of the acts listed in this Section 8.4(a) through (d) above.

      8.5   Maintenance of Insurance.

            The Corporation will maintain its existing insurance policies and coverage, subject to variations in amounts required by the ordinary operations of its business. At the request of the Buyer and at the Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement the Corporation carries on any of its properties or in respect of its operations, shall be increased by such amount or amounts as the Buyer specifies.

      8.6   Employees and Compensation.

            The Corporation will not do, nor will it agree to do, any of the following: (a) make any change in compensation payable to or to become payable, to any officer, employee (except in the Ordinary Course of Business), sales agent, or representative; or (b) make any change in benefits payable to any officer, employee (except in the Ordinary Course of Business), sales agent, or representative under any bonus or pension plan or other contract or commitment.

      8.7   New Transactions.

            The Corporation will not do, nor will it agree to do any of the following acts, without the Buyer's prior written consent: (a) enter into any contract, commitment or transaction not in the Ordinary Course of Business; (b) enter into any contract, commitment or transaction in the Ordinary Course of Business involving an amount exceeding $10,000, individually; (c) make any capital expenditures in excess of $10,000 for any single item, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $10,000; or (d) sell or dispose of any capital assets with a net book value exceeding $10,000, individually; provided that the Corporation may sell a 1997 Chevrolet truck to Smith Investments, an Affiliate of the Shareholder, for no less than its fair market value.

      8.8   Dividends, Distributions and Acquisitions of Stock.

            The Corporation will not: (a) declare, set aside or pay any dividend, or make any distribution in respect of, its capital stock, except for the distribution of up to $300,000 to the Shareholder between January 1, 1998 and the Closing Date; (b) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock; or (c) enter into any agreement obligating it to do any of the foregoing prohibited acts.

      8.9   Payment of Liabilities and Waiver of Claims.

            Except as disclosed in Schedule 8.9, the Corporation will not do, nor will it agree to do, any of the following: (a) pay any obligation or liability, fixed or contingent, other than current liabilities incurred in the Ordinary Course of Business; (b) waive or compromise any right or claim in excess of $10,000; or (c) cancel, without full payment, any note, loan or other obligation owing to the Corporation.

      8.10  Existing Agreements.

            The Corporation will not modify, amend, cancel or terminate any of its existing material contracts or agreements, or agree to modify, amend, cancel or terminate any of its existing material contracts or agreements.

      8.11  Documentation of Procedures and Trade Secrets.

            At the request of the Buyer, the Corporation will document and describe any of its trade secrets, processes or business procedures specified by the Buyer in form and content satisfactory to the Buyer.

      8.12  Representations and Warranties True at Closing.

            Neither the Shareholder nor the Corporation will take, or will agree to take, any action that will result in any representation or warranty being untrue or incorrect at any time from the date of this Agreement to the Closing.

      8.13  Consents of Others.

            As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing, the Shareholder will obtain the written consent of the persons described in Schedule 6.28 to this Agreement and will furnish to the Buyer executed copies of those consents.

      8.14. 338(h)(10) Election.

      At the request of Tridex, the Selling Parties, Buyer and Tridex shall jointly make a valid, timely and effective election under Section 338(h)(10) of the Code with respect to Buyer's purchase of Shares from Shareholder.

      IX.   Conditions Precedent to Buyer's Performance.

            The obligations of the Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below. The Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the Buyer of any of the Buyer's other rights or remedies, at law or in equity.

      9.1   Accuracy of Selling Parties' Representations and Warranties.

            Except as otherwise permitted by this Agreement, all representations and warranties by the Selling Parties in this Agreement, or in any written statement that is delivered to the Buyer pursuant to this Agreement, will be true in all material respects on and as of the Closing as though made at that time.

      9.2   Performance by Selling Parties.

            The Selling Parties will have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Shareholder or the Corporation on or before the Closing.

      9.3   No Material Adverse Change.

            During the period from the date hereof until the Closing, there will not have been any material adverse change in the financial condition, results of operations or business of the Corporation, and the Corporation will not have sustained any material loss or damage to its assets, whether or not insured. A material adverse change in the business of the Corporation includes, but is not limited to, the occurrence of an event or change in facts or circumstances which would cause any material assumption underlying the Plan B Financial Forecast attached hereto as Schedule 9.3 to cease to be accurate and reasonably be expected to cause total revenues under such plan to be decreased by more than $1,000,000.

      9.4   Audited Financial Statements.

            The Shareholder shall have delivered to the Buyer a complete and accurate copy of the Corporation's financial statements prepared in accordance with GAAP for the year ended December 31, 1997, audited by McGaladrey & Pullen, showing net sales of at least $33,707,000, and earnings before interest, taxes, depreciation and amortization ("EBITDA") of at least $3,700,000.

      9.5   Opinion of Selling Parties' Counsel.

            The Buyer will have received from Kilpatrick Stockton LLP, counsel for the Selling Parties, an opinion dated the day of the Closing, in form and substance satisfactory to the Buyer and the Buyer's counsel, that:

            (a) the Corporation is validly existing and in good standing under the laws of the state of its incorporation and has all necessary corporate power to own its properties as now owned and to operate its business as now operated;

            (b) the authorized capital shares of the Corporation is as set forth on Schedule 6.2, and, based entirely on a certificate from the Shareholder (as to which such counsel has no knowledge of any inconsistent facts or circumstances), all outstanding shares are validly issued, fully paid and nonassessable, and there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating the Corporation to issue or transfer from treasury any additional capital share of any class;

            (c) this Agreement has been duly and validly authorized by the Corporation and, when executed and delivered by the Selling Parties, this Agreement will be valid and binding on the Selling Parties and enforceable in accordance with its terms, except as limited by general principles of equity, bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally, and public policy;

            (d) based entirely on a certificate from the Shareholder (as to which such counsel has no knowledge of any inconsistent facts or circumstances), the Shareholder owns, beneficially and of record, all the issued and outstanding capital shares of the Corporation free and clear of all liens, encumbrances, equities, options, claims, charges and restrictions, and the Shareholder has full power to transfer such shares to the Buyer without obtaining the consent or approval of any other person or Governmental Authority;

            (e) except as disclosed in Schedule 6.19, counsel has no knowledge, without independent investigation, of any suit, action, arbitration, or legal, administrative or other proceeding or governmental investigation pending or threatened against, or affecting the Corporation business or properties, or financial or other condition;

            (f) neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute
(i) a default or an event that would, with notice or passage of time, or both, constitute a default under, or violation or breach of, the Corporation's certificate of incorporation, bylaws, or to such counsel's knowledge, any indenture, license, lease, franchise, mortgage, instrument or other agreement identified on the Schedules to this Agreement to which the Corporation is a party or by which the properties of the Corporation may be bound, or (ii) to such counsel's knowledge, an event that would permit any party to any such agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the Corporation, or (iii) to such counsel's knowledge, an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of any of the Corporation; and

            (g) to such counsel's knowledge, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by the Corporation and the Shareholder of the transactions contemplated by this Agreement has been obtained and is in effect on the day of the Closing.

      9.6   Absence of Litigation.

            No action, suit or proceeding before any court or any governmental body or authority, challenging the transactions contemplated by this Agreement, will have been instituted or threatened on or before the Closing.

      9.7 Buyer's Acquisition Financing. The Buyer shall have closed transactions providing financing in an amount totaling at least Thirty-One Million Dollars ($31,000,000), consisting of senior bank financing and subordinated debt financing from institutional investors, subject only to completion of the Closing hereunder; provided, however, that if all conditions set forth in this Article IX other than this Section 9.8 have been satisfied or waived and the Closing has not occurred on or before April 31, 1998, Tridex shall pay to the Corporation the sum of One Hundred and Fifty Thousand Dollars ($150,000) plus, upon presentation of invoices for reasonable professional fees and expenses greater than $150,000 incurred by the Corporation solely in connection with the transactions described in this Agreement, an additional payment of up to Fifty Thousand Dollars ($50,000) to reimburse the Corporation for its actual expenses in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000).

      9.8 Payoff of Corporation Loans to Shareholder and Affiliates. Any and all loans or advances from the Corporation to the Shareholder, Smith Investments, Inc. or any other Affiliate of the Shareholder shall be paid in full, with such payment documented to the reasonable satisfaction of Buyer.

      9.9   Consents.

      Each of the Consents listed on Schedule 6.28, including but not limited to the Consents of McDonald's Corporation and Micros Systems, Inc., shall have been obtained by the Corporation, provided that the Corporation shall not be required to obtain a consent from the landlord of its Colorado office.

      9.10  Release of IBM Lien.

      The Corporation shall have obtained, subject only to the payment in full of amounts due under the IBM Credit Agreement, a release and termination on UCC-3 for each financing statement on UCC-1 on record regarding the security interest securing the loan under the IBM Credit Agreement (the "IBM Releases").

      9.11  Headquarters Lease.

      The Shareholder shall cause the Smith Family Limited Partnership, the landlord (the "Landlord") under the lease for the Corporation's headquarters in Charlotte, North Carolina to obtain from the Landlord's mortgage lender a subordination, non-disturbance and attornment Agreement among such lender, Landlord and the Corporation, in form reasonably satisfactory to Tridex and Buyer. In addition, if Tridex receives a report from a qualified independent leasing professional, mutually acceptable to Shareholder and Tridex, that the fair market rent for the headquarters facility is less than $28,500, the Shareholder shall cause the Landlord to amend such lease to reduce the rent to the fair market rent.

      9.12  Auto Leases.

      The Corporation shall terminate or assign, and shall have paid to the lessor all fees, charges and penalties required in connection such termination or assignment, all leases to which the Corporation is a party or for which it is otherwise liable for motor vehicles, other than the two (2) 1996 Honda vans, the two (2) 1998 Ford vans and the one (1) 1996 GMC Yukon truck.

      X.    Conditions Precedent to Shareholder's Performance.

            The obligations of the Shareholder under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

      10.1  Accuracy of Buyer's Representations and Warranties.

            All representations and warranties by the Buyer contained in this Agreement, or in any written statement delivered by the Buyer pursuant to this Agreement, will be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

      10.2  Buyer's Performance.

            The Buyer will have performed and complied in all material respects with all covenants and agreements and satisfied all conditions which it is required by this Agreement to perform, comply with or satisfy, before or at the Closing.

      10.3  Opinion of Buyer's Counsel.

            The Shareholder will have received from Hinckley, Allen & Snyder, counsel for the Buyer, an opinion dated the day of the Closing, in form and substance satisfactory to the Shareholder and counsel for the Selling Parties, to the effect that: (a) the Buyer is a corporation in good standing under the laws of the State of Connecticut and has all requisite corporate power and authority to perform its obligations under this Agreement; (b) all corporate proceedings required by law or by the provisions of this Agreement to be taken by the Buyer on or before the Closing, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken; (c) the Buyer has the corporate power and authority to acquire the Shares for the consideration set forth in this Agreement; (d) this Agreement, the Registration Rights Agreement (as defined in Section 10.4) and the Consulting and Employment Agreement (as defined in Section 11.2(a)) have been duly and validly authorized by Buyer and, when executed and delivered by the Buyer, will be valid and binding on the Buyer and enforceable in accordance with their respective terms, except as limited by general principles of equity, bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally, and public policy; (e) every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by the Buyer of the transactions contemplated by this Agreement has been obtained and is in effect on the day of the Closing (f) the Tridex Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable.

      10.4  Registration Rights Agreement.

            The Buyer will have executed a Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form of Exhibit B between the Buyer and Shareholder covering the Tridex Shares.

      10.5  Absence of Litigation.

            No action, suit or proceeding before any court or any governmental body or authority, challenging the transaction contemplated by this Agreement or to its consummation, will have been instituted or threatened on or before the Closing.

      XI.   Closing.

      11.1  Time and Place.

            The consummation of the sale and purchase of the Shares by the Shareholder and the Buyer pursuant to this Agreement (the "Closing") will take place at the offices of Hinckley, Allen & Snyder, 28 State Street, Boston, Massachusetts 02109 beginning at 10:00 a.m. on April 3, 1998, or at such other time and place to which the parties may agree in writing (the "Closing Date"), but in no event later than April 3, 1998.

      11.2  Shareholder's Obligations at the Closing.

            At the Closing, the Shareholder will deliver to the Buyer the following, all documents to be in form and substance reasonably satisfactory to the Buyer and the Buyer's counsel:

            (a) A certificate or certificates representing the Shares, registered in the name of the Shareholder duly endorsed for transfer to the Buyer and accompanied by stock powers or other instrument of assignment of the Shares to the Buyer duly executed by the Shareholder.

            (b) The Corporation's minute book showing all of the Corporation's corporate records with respect to all proceedings, consents, actions and meetings of the shareholders and board of directors of the Corporation and the corporate seal of the Corporation.

            (c) The opinion of counsel to the Corporation and Shareholder as provided in Section 9.5.

            (d) A certificate of the president and treasurer of the Corporation and the Shareholder respecting the continued truth of the Selling Parties' representations and warranties, the performance by the Selling Parties of, or the compliance by the Selling Parties with, any covenant or obligation required to be performed or complied with by the Selling Parties and the absence of any change in the financial condition or results of operations of the Corporation, except changes occurring in the Ordinary Course of Business during the period from the Balance Sheet Date to the Closing that, in the aggregate, are not materially adverse, and such other changes or transactions, if any, as contemplated by this Agreement.

            (e) A certificate of the secretary of the Corporation regarding the votes taken to authorize the transactions contemplated under this Agreement and the incumbency of the offices of the Corporation.

            (f) Except as otherwise specified by the Buyer, the written resignations of all the officers and directors of the Corporation.

            (g) A Consulting Agreement between the Corporation and the Shareholder substantially in the form attached hereto as Exhibit C (the "Employment and Consulting Agreement"), and an Employee IP Agreement, each duly executed by the Shareholder.

            (h) Employment Agreements between each employee of the Corporation listed on Exhibit D-1 (each a "Key Employee") and the Corporation substantially in the form attached hereto as Exhibit D-2 (the "Key Employee Agreements"), duly executed by the Key Employees.

            (i) The Escrow Agreement, duly executed by the Shareholder.

            (j) The Registration Rights Agreement, substantially in the form of Exhibit B attached hereto, duly executed by the Shareholder.

            (k) A General Release executed by the Shareholder, dated the day of the Closing, to be in form and substance reasonably satisfactory to counsel for the Shareholder and the Buyer.

            (l) All consents, elections and other documentation or filings which the Buyer reasonably believes to be required or advisable in connection with the making of an election to have the transaction under this Agreement taxed under the provisions of Section 338(h)(10) of the Code with respect to the Corporation, together with a limited power of attorney irrevocably authorizing the Buyer to file the same with the Internal Revenue Service.

            (m) The Consents listed on Schedule 6.28.

            (n) All documents, including but not limited to votes of the board of directors of the Corporation and signature cards, necessary to redesignate the officers and employees who will have authority with respect to the bank accounts identified on Schedule 6.25.

            (o) The amendment of the lease, executed by the Landlord, and the subordination, nondisturbance and attornment agreement, executed by the Landlord and its mortgage lender, as set forth in Section 9.11.

            (p) Documentation of the termination or assignment of automotive leases, as set forth in Section 9.12.

            (q) The IBM Releases.

      11.3  Buyer's Obligations at the Closing.

            At the Closing, the Buyer will pay the Closing Cash Payment as provided in Section 4.1(b) and will deliver to the Shareholder the following:

            (a) A certificate for the Tridex Shares, substantially in the form attached hereto as Exhibit E, including the legends placed on the reverse thereof.

            (b) A certificate of the president and treasurer of the Corporation respecting the continued truth of the Buyer's representations and warranties, the performance by the Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by the Buyer.

            (c) A certificate of the secretary of the Buyer regarding the votes taken to authorize the transactions contemplated under this Agreement (including the initial election of Shareholder to the Board of Directors of the Buyer) and the incumbency of the officers of the Buyer.

            (d) The opinion of the counsel as provided in Section 10.3.

            (e) The Employment and Consulting Agreement between the Corporation and the Shareholder, duly executed by the Corporation.

            (f) The Key Employee Agreements. duly executed by the Corporation.

            (g) The Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

            (h) The Registration Rights Agreement, duly executed by the Buyer.

      XII.  Indemnity.

      12.1 Indemnification by the Shareholder. Subject to the other provisions of this Article XII, the Shareholder shall indemnify and hold Tridex, Buyer, their Affiliates and their respective employees, representatives, officers, directors and agents (the "Buyer Indemnitees") harmless from and against any and all Damages suffered by any Buyer Indemnitee arising out of:

            (a) the breach of any representation or warranty made by any of the Selling Parties in this Agreement or in any certificate delivered by any of the Selling Parties at the Closing;

            (b) the breach of any covenant by any of the Selling Parties in this Agreement; or

            (c) after the Closing Date, the failure by any of the Selling Parties to perform any of their respective obligations under this Agreement; provided, however, that no claim for indemnification under this Section 12.1 shall be made by the Buyer Indemnitees unless and until the Buyer Indemnitees have incurred Damages in excess of One Hundred Thousand ($100,000) (the "Buyer Threshold Amount"). Once the Buyer Indemnitees have incurred Damages in excess of the Threshold Amount, the Buyer Indemnitees shall be entitled to indemnification for all Damages suffered by the Buyer Indemnitees. In no event shall the Shareholder's obligations for indemnification under this Section 12.1 exceed Five Million Dollars ($5,000,000) and in no event shall Shareholder's obligations for indemnification with respect to Section 6.27 exceed Seven Hundred Fifty Thousand Dollars ($750,000). Except for claims regarding a breach of Sections 6.3, 6.8 and 6.27, the Buyer Indemnitees shall not be permitted to make claims after the first anniversary of the Closing Date, provided that any liability with respect to any claim, or notice of proposed claim, that is made in writing prior to the first anniversary of the Closing Date shall survive until finally determined and paid. The Buyer Indemnitees shall be permitted to make claims regarding a breach of Sections 6.3 until, but not later than, the second anniversary of the Closing Date, provided that any liability with respect to any such claim, or notice of proposed claim, that is made in writing prior to the second anniversary of the Closing Date shall survive until finally determined and paid. The Buyer Indemnitees shall be permitted to make claims regarding a breach of Section 6.8 or 6.27 until, but not later than, the third anniversary of the Closing Date, provided that any liability with respect to any such claim, or notice of proposed claim, that is made in writing prior to the third anniversary of the Closing Date shall survive until finally determined and paid.

      12.2 Indemnification by Buyer. Subject to the other provisions of this
Article XII, Buyer shall indemnify and hold the Shareholder, and his heirs, executors, personal representatives, successors and assigns (the "Shareholder Indemnitees") harmless from and against any Damages suffered by any Seller Indemnitee arising out of:

            (a) the breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer at the Closing;

            (b) the breach of any covenant by Buyer in this Agreement or in any other agreement executed and delivered at the Closing;

            (c) after the Closing Date, the failure by Buyer to perform any of its obligations under this Agreement provided, however, that no claim for indemnification under this Section

12.2 shall be made by the Shareholder Indemnitees unless and until the Shareholder Indemnitees have incurred Damages in excess of One Hundred Thousand Dollars ($100,000) (the "Shareholder Threshold Amount"). Once the Shareholder Indemnitees have incurred Damages in excess of the Threshold Amount, the Shareholder Indemnitees shall be entitled to indemnification for all Damages suffered by the Shareholder Indemnitees. In no event shall the Buyer's obligations for indemnification under this Section 12.2 exceed Five Million Dollars $5,000,000. The Shareholder Indemnitees shall not be permitted to make claims after the first anniversary of the Closing Date, provided that any liability with respect to any such claim, or notice of proposed claim, that is made in writing prior to the first anniversary of the Closing Date shall survive until finally determined and paid.

      12.3  Notice and Resolution of Claims.

            Each indemnified party (a "Beneficiary") shall promptly give written notice to the indemnifying party after obtaining knowledge of any claim that the Beneficiary may have pursuant to this Article XII. Such notice shall set forth in reasonable detail the claim and the basis for indemnification. The indemnifying party shall have thirty (30) days within which to review the notice provided by the Beneficiary. If the indemnifying party agrees to pay the claim for indemnification as presented, the indemnifying party shall promptly pay the Beneficiary the amount of such claim. If the indemnifying party disputes the claim, the indemnifying party shall provide written notice of such dispute to the Beneficiary prior to the expiration of the thirty (30) day review period. If the indemnifying party and the Beneficiary cannot resolve such dispute through negotiation within thirty (30) days of the date of the indemnifying party's notice of dispute, the parties shall submit the dispute to binding arbitration under the rules of, and before the American Arbitration Association in Baltimore, Maryland (the "Arbitration"). The decision of the Arbitration shall be final and binding upon the indemnifying party and the Beneficiary. The indemnifying party and the Beneficiary shall share equally the fees, costs and expenses of the Arbitration. If the indemnifying party fails to dispute the claim for indemnification within the thirty (30) day review period, the claim shall be paid by the indemnifying party to the Beneficiary in the amount originally claimed. If the indemnifying party and the Beneficiary are able to resolve a disputed claim, the claim shall be paid in the amount agreed. If a disputed claim is arbitrated, the claim shall be paid by the indemnifying party in the amount determined by the Arbitration. Failure to dispute a claim, resolution of a dispute through negotiation of the parties, or the decision of the Arbitration shall constitute final determination of a claim for indemnification (in each instance, an "Allowed Claim"). The indemnifying party shall promptly pay or reimburse the Beneficiary, as appropriate, the amount of an Allowed Claim. The Shareholder acknowledges and agrees that the Buyer shall have the right to offset against any amounts due the Shareholder, the full amount of any and all Allowed Claims made by Buyer against the Selling Parties; provided that Buyer has made written demand for payment by the Shareholder of a finally determined claim, and such claim remains unpaid ten (10) days after such demand.

      12.4  Right to Assume Defense.

            If a claim for indemnity shall arise from a claim or action involving a third party (a "Third Party Claim"), the Beneficiary shall permit the indemnifying party to assume its defense. If the indemnifying party assumes the defense of such Third Party Claim, it shall take all reasonable steps necessary to investigate, defend or settle such claim and, to the extent required by this Agreement, shall hold the Beneficiary harmless from and against any and all Damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such Third Party Claim. Without the written consent of the Beneficiary, the indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Beneficiary with respect to the Third Party Claim by the claimant making the Third Party Claim. The Beneficiary may participate in such defense or settlement through its own counsel, but at its own expense. Any settlement shall be subject to the Beneficiary's consent, which consent shall not be unreasonably withheld or delayed.

      12.5 Insurance Proceeds. Notwithstanding any other provision of this
Section XII to the contrary, the Buyer Indemnitees shall not be entitled to any recovery from the Shareholder under this Section XII for any Damages which are attributable to matters for which any Buyer Indemnitee has received, or is entitled to receive, proceeds of insurance under a policy which was in effect at the Closing with respect to the matter for which indemnification is otherwise available hereunder, provided that the availability of insurance coverage for any such claim shall not require a Buyer Indemnitee to make or prosecute an insurance claim as a condition to exercising rights to receive indemnification from Shareholder under this Section XII.

      XIII. Publicity.

      13.1 Subject to the Buyer's obligations under the Exchange Act and other applicable Legal Requirements, all public announcements and notices to third parties concerning the transactions contemplated by this Agreement will be jointly planned, coordinated and approved by the Buyer and the Shareholder. No party will act unilaterally in this regard without the prior approval of the other; however, this approval will not be unreasonably withheld or delayed.

      XIV.  No Broker.

      14.1 Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as each party knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. Tridex has engaged Lehman Brothers, Inc. to act as its financial advisor for purposes of this transaction, and Tridex is responsible for payment of any and all fees, commissions and expenses of Lehman Brothers, Inc., and agrees to indemnify and hold the Shareholder harmless for any and all fees, commissions and expenses due to Lehman Brothers, Inc.

      XV.   Expenses.

      15.1 Each party will pay all costs and expenses incurred or to be incurred by the party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Seller will pay all state and local Taxes due as a result of the purchase and sale hereunder.

      XVI.  Entire Agreement; Amendment; Waiver.

      16.1 This Agreement and the schedules and exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter contained in it, and supersede all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement will be effective unless in writing; no waiver will constitute a waiver of any other provision; and no waiver of a breach of any provision of this Agreement will operate to waive any subsequent breach.

      XVII. Counterparts.

      17.1 This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      XVIII. Parties in Interest.

      18.1 Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor will any provision give any third persons any right of subrogation or action against any party to this Agreement.

      XIX.  Successors and Assigns.

      19.1 This Agreement will be binding on, and will inure to the benefit of, the parties and their respective successors, assigns, heirs or personal representatives.

      XX.   Further Assurances.

      20.1 The Shareholder from time to time will execute and deliver such additional documents and instruments and take such additional actions as may be necessary to carry out the transactions contemplated by this Agreement including, but not limited to, any documents required to complete or confirm the assignment and transfer by the Shareholder to the Corporation of any and all right, title and interest he has or had, at any time, to the Intellectual Property of the Corporation.

      XXI.  Survival.

      21.1 All representations, warranties, covenants and agreements of the Parties contained in this Agreement, or in any instrument, certificate or opinion provided for herein, will survive the Closing, subject to the limits set forth in Section XII.

      XXII. Notices.

      22.1 Any notice, consent, approval or other communication required or permitted hereunder will be in writing and will be given (i) by delivery in person, (ii) by certified mail, return receipt requested, (iii) by commercial overnight courier, or (iv) by facsimile transmission (telecopy) (with telephone confirmation of receipt), as follows:

            (a)   If to the Shareholder, to -

                  Mr. Paul J. Smith
                  2214 Hogan Court
                  Charlotte, NC 28227

                  with a copy to:

                  E. Lynwood Mallard, Esq.
                  Kilpatrick Stockton LLP
                  3500 One First Union Center
                  301 South College Street
                  Charlotte, NC 28202-6001
                  Tel: (704) 338-5002
                  Fax: (704) 338-5125

            (b)   If to the Buyer and/or Tridex, to -

                  Tridex NC, Inc. and/or
                  Tridex Corporation
                  61 Wilton Road
                  Westport, CT 06880
                  Attn:  Seth M. Lukash
                  President and Chief Executive Officer
                  Tel: (203) 226-1144
                  Fax: (203) 226-8806

                  with a copy to -

                  Stephen J. Carlotti, Esq.
                  Hinckley, Allen & Snyder
                  1500 Fleet Center
                  Providence, RI 02903
                  Tel: (401) 274- 2000
                  Fax: (401) 277-9600

or to such other address for any of the above as may be designated by notice to the others. Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the fifth day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier, or (iv) on the day of facsimile transmission (telecopy), provided that the giver of the notice obtains telephone confirmation of receipt.

      XXIII. Governing Law

      23.1 This Agreement and the performance thereof will be construed in accordance with, and governed by, the laws of the State of Connecticut.

      XXIV. Severability.

      24.1 If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

      XXV.  Guarantee of Tridex

      25.1 Tridex hereby guarantees the payment and performance by Buyer of all of its liabilities and obligations hereunder, in accordance with and subject to the terms and conditions hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SELLING PARTIES:




                                         PROGRESSIVE SOFTWARE, INC.
-------------------------------
PAUL J. SMITH

                                         BY:
-------------------------------             -------------------------------
                                            Paul J. Smith,
                                            President and
                                            Chief Executive Officer


BUYER

TRIDEX NC, INC.                           TRIDEX CORPORATION


By:
    ----------------------------          ------------------------------------
    Seth M. Lukash,                       Seth M. Lukash
    President                             President and Chief Executive Officer